UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                         Broadway Financial Corporation.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    111444105
                                 (CUSIP Number)

                                December 31, 2009
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 111444105
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1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

Elrick M. Williams
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2. Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)
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3. SEC Use Only
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4. Citizenship or Place of Organization          Illinois
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Number of                       5. Sole Voting Power:         0
Shares
Beneficially                    6. Shared Voting Power:       189,517
Owned by
Each Reporting                  7. Sole Dispositive Power:    0
Person With
                                8. Shared Dispositive Power:  189,517
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person.   189,517
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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions)
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11. Percent of Class Represented by Amount in Row (9)        10.87%
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12. Type of Reporting Person (See Instructions) IN
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


                                  SCHEUDLE 13G
Item 1.

          (a)  NAME OF ISSUER: Broadway Financial Corporation

          (b)  ADDRESS OF ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:
               4800  Wilshire Boulevard
               Los Angeles, California 90010

Item 2.

          (a)  NAME OF PERSON FILING:  Elrick M. Williams

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,  RESIDENCE:
               444 N. Michigan Avenue, Ste 3530, Chicago Illinois

          (c)  CITIZENSHIP: Illinois

          (d)  TITLE OF CLASS OF SECURITIES: Common Stock

          (e)  CUSIP NUMBER: 111444105

Item 3. Type of Person Filing Pursuant to  ss.ss.240.13d-1(b) or 240.13d-2(b) or
(c):

         Not applicable

Item 4.      Ownership.

          (a)  AMOUNT  BENEFICIALLY  OWNED:  189,517

          (b)  PERCENT OF CLASS: 10.87%

          (c)  VOTING AND DISPOSITIVE  POWER:

		(i)  Sole power to vote or to direct the vote:	0

       		(ii) Shared power to vote or to direct the vote: 189,517

       		(iii) Sole power to dispose or to direct the disposition of: 0

       		(iv) Shared power to dispose or to direct the disposition of: 189,517

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Mr. Williams is a majority owner of Williams
Group Holdings LLC (WGH),which in turn owns
189,517 shares of Common Stock that is the subject of this filing. WGH has the right to receive and the power to direct proceeds from the sale of such Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10.    Certification

	By signing below I certify that, to the best of my knowledge and belief,
	the securities referred to above were not acquired and are not held for the
	purpose of or with the effect of changing or influencing the control of
	the issuer of the securities and were not acquired and are not held in
	connection with or as a participant in any transaction
	having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2010

Elrick M. Williams

By: /s/ Natalie T. Crampton

Name:    Natalie T. Crampton
Title:   Authorized Signatory and Attorney for Filer